Item 6.  Exhibits and Reports on Form 8-K

Exhibit 11

                        EARNINGS PER SHARE COMPUTATIONS

The table below details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share

                                                            Three Months Ended       Nine Months Ended
                                                                September 30,          September 30,
                                                              1995      1996         1995         1996
                                                               ----      ----        ----         ----
Primary:
  Weighted average common shares outstanding               2,928,778  4,829,058     2,925,435   3,806,842
  Effect of shares issuable under stock option plans          76,876     62,708        64,304      68,392
    using the treasury stock method

  Effect of shares issued and options granted in              31,375                   31,375
    prices below the initial public offering price using
    the treasury stock method
  Effect of shares issuable upon exercise of warrants                     1,648                     3,716
    using the treasury stock method
                                                           --------------------     ---------------------
  Shares used in computing primary earnings per share      3,037,029  4,893,414     3,021,114   3,878,950
                                                           ====================     =====================
Fully Diluted:
  Weighted average common and common equivalent            3,037,029  4,893,414     3,021,114   3,878,950
       shares outstanding
  Effect of period end market price over average price for               11,198                     3,926
    common stock equivalents (1)
  Effect of shares issued upon conversion of subordinated debentures                               34,403
    and preferred stock as of the beginning of the period

  Effect of shares contingently issuable under warrants        3,909                   3,909
    issued with the 8% subordinated debentures using
    the treasury stock method
  Effect of assumed conversion of convertible subordinated               33,424
    debentures using if converted method
                                                           --------------------    ----------------------
  Shares used in computing fully diluted earnings          3,040,938  4,938,036    3,025,023    3,917,279
    per share                                              ====================    ======================
  Increase in net income available to common shareholders            $    3,736                $    5,394
     due to above assumed repayment and redemption         ====================    ======================


    The following table details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share on a pro forma basis to reflect the effect of the issuance of additional shares of common stock and the related repayment of debt and redemption of preferred stock as contemplated under the Company's initial public offering in June, 1996.

Primary:

  Shares used in computing actual primary earnings per share                4,893,414             3,878,950
  Effect of assumed repayment of debt and redemption of preferred stock       255,919               255,919
                                                                           ----------           -----------
  Shares used in computing primary earnings per share                       5,149,333             4,134,869
                                                                           ==========           ===========
  Increase in net income available to common shareholders due              $    -               $    39,545
                                                                           ==========           ===========
    to above assumed repayment and redemption

  Pro forma Primary Earnings Per Share                                          $0.09                $0.27
                                                                           ==========           ===========

Fully Diluted:

  Shares used in computing actual fully diluted earnings per share          4,938,036             3,917,279
  Effect of assumed repayment of debt and redemption of preferred stock       255,919               255,919
                                                                           ----------           -----------
  Shares used in computing fully diluted earnings per share                 5,193,955             4,173,198
                                                                           ==========           ===========
  Increase in net income available to common shareholders                  $    -               $    39,545
                                                                           ==========           ===========
    due to above assumed repayment and redemption

  Pro forma Fully Diluted Earnings Per Share                                    $0.09                 $0.27
                                                                           ==========           ===========

Note (1): The end of period prices and average prices for the Company's common stock was substantially the same for the periods ended September 30, 1995. Accordingly, there are no differences in the number of weighted average common and common equivalent shares outstanding for primary and fully diluted bases for the 1995 periods.